Exhibit 10.1

January 30, 2007

Charles Mallon
1584 Silo Road
Yardley, PA 19067

Dear Charlie:

I am pleased to confirm the principal terms of your new position as Executive Vice President, Finance and Administration. Your compensation and benefits package will consist of the following items:

1.	Position of Executive Vice President, Finance and Administration reporting to me and responsible for the Financial, Human Resources, Legal and other functions as may be determined by the CEO in consultation with you from time to time.

2.	In your role you will attend meetings of the Board of Directors except for those that the Board specifically desires you not to be in attendance such as meetings in executive session.

3.	Start date of February 1, 2007.

4.	Annual base salary of $270,000.

5.	Targeted annual bonus of 50% of base salary. The 2007 bonus will be based on company cash flow over an amount targeted to pay the non-recurring cost and debts associated with the past. This number as finalized with other employees is $$2,950,000. After that cash flow threshold is reached, 50% of cash flow from operations will be devoted to funding the bonus pool until the bonus pool is funded to 150% of target at which point 10% of all successive funds will be devoted to the pool. Your percent of the pool will be determined by your target bonus dollars as a percent of all employees target.

The bonus will be paid after the year is over at one full pay period after the Board of Directors approves the company annual financial reports.

You will participate in designing bonus programs for 2008 and beyond.

6.	Grant of options to purchase 50,000 shares in the company upon approval of Board of Directors. The strike price of the options will be the closing price of the stock on the date of the official grant. The options will vest one-third per year over a three year period and be subject to all additional terms of the company omnibus stock option plan. In the event options are awarded to the executive team going forward, you will participate in that award commensurate with your position.

7.	Participation in the company healthcare and similar benefits.

8.	Four weeks vacation per year of employment.

9.	In the event you are terminated for any reason other than cause or change of control you will receive the following severance in the form of salary continuation:

a.	If termination occurs in 2007, an amount equal to six months base salary.

b.	If termination occurs in 2008 or 2009, an amount equal to nine months base salary.

c.	If termination occurs in 2010 or thereafter, an amount equal to twelve months base salary.

In the event you are terminated in conjunction with a change of control you will receive severance in an amount equal to twelve months of base salary.

10.	Outplacement will be provided in conjunction with the severance itemized above in the form of a 12 month career transition program.

11.	Reimbursement for normal travel and other business expenses including travel expenses associated with your travel to the corporate headquarters.

12.	We will publicly announce your acceptance of this position on February 1, 2007.

Your employment relationship with New Horizons is of an at will nature meaning we cannot guarantee employment for any specific duration. You are free to resign and the company is entitled to terminate your employment at any time, with or without cause. This provision cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor.

Charlie, I’m very excited about you joining New Horizons. I enthusiastically look forward to supporting your success and to having you play a key role in driving the company’s success. If the foregoing is an accurate representation of our discussions and meets with your approval, please sign and return a copy of this letter at your first convenience.

Very truly yours,

/s/ Mark A. Miller

Mark A. Miller
President, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Charles J. Mallon	January 31, 2007

Charles Mallon	Date